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                                                                Exhibit 10.1

1998 ABBOTT LABORATORIES PERFORMANCE INCENTIVE PLAN

SECTION 1.  ESTABLISHMENT AND PURPOSES

     1.1 ESTABLISHMENT OF THE PLAN. Abbott Laboratories ("Abbott") hereby establishes the "1998 Abbott Laboratories Performance Incentive Plan" (the "Plan"), as set forth in this document.

     Subject to approval by Abbott's shareholders at the 1998 Annual Meeting of the Shareholders, the Plan shall become effective as of January 1, 1998 (the "Effective Date") and shall remain in effect as provided in Section 6.1 hereof.

     1.2  PURPOSES OF THE PLAN.  The purposes of the Plan are to:

     (a) Prove flexibility to Abbott in its ability to attract, motivate, and retain the services of participants in the Plan
          ("Participants") who make significant contributions to Abbott's success and to allow Participants to share in the success of Abbott.
     (b) Optimize the profitability and growth of Abbott through incentives which are consistent with Abbott's goals and which link the performance objectives of Participants to those of Abbott's shareholders; and
     (c) Provide Participants with an incentive for excellence in individual performance.


SECTION 2.  ADMINISTRATION

     2.1 GENERAL. The Plan shall be administered by the Compensation Committee (the "Committee") appointed by the Board of Directors of Abbott (the "Board").

     2.2 AUTHORITY OF THE COMMITTEE. The Committee will have full authority to administer the Plan, including the authority to interpret and construe any provision of the Plan, and all rules, regulations and interpretations shall be conclusive and binding on all persons. The Committee has sole responsibility for selecting Participants, establishing performance objectives, setting award targets, and determining award amounts.

     2.3 DELEGATION BY THE COMMITTEE. The Committee from time to time may delegate the performance of certain ministerial functions in connection with the Plan, such as the keeping of records, to such person or persons as the Committee may select. The cost of administration of the Plan will be paid by Abbott.


SECTION 3.  ELIGIBILITY AND PARTICIPATION

     3.1 ELIGIBILITY AND PARTICIPATION. Eligibility for participation in the Plan shall be limited to senior officers of Abbott and its subsidiaries. Participants in the Plan will be determined annually by the Committee from those senior officers eligible to participate in the Plan.


SECTION 4.  PERFORMANCE OBJECTIVES

     4.1 PERFORMANCE OBJECTIVES. The Plan's performance objectives (the "Performance Objectives") shall be determined with reference to Abbott's consolidated net earnings prepared in accordance with generally accepted accounting principles.

     4.2 INDIVIDUAL BASE AWARD ALLOCATION--DEFINED. The base award allocation for the Chief Executive Officer, if a Participant for such fiscal year, shall be .0015 of the consolidated net earnings of Abbott for that fiscal year. The base award allocation for the Chief Operating Officer, if a Participant for such fiscal year, shall be .0010 of the consolidated net earnings of Abbott for that fiscal year. The base award allocation for any other Participant shall be .00075 of the consolidated net earnings of Abbott for that fiscal year. Each such base award will be increased by interest, at prevailing market rates, accrued on awards deferred or paid to grantor trusts.

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SECTION 5.  FINAL AWARDS

     5.1 FINAL AWARD ALLOCATION. As soon as practical after the close of each fiscal year, a Participant's final award allocation will be determined solely on the basis of the Performance Objectives. In determining a Participant's final award allocation, the Committee will have the discretion to reduce but not increase a Participant's base award allocation (as increased by the last sentence of Section 4.2), provided that a Participant's individual performance will be considered by the Committee in exercising that discretion.

     5.2 PAYMENT OF AWARDS. A Participant's final award allocation will be paid or deferred in the manner and at the time(s) established by the Committee.


SECTION 6.  DURATION, AMENDMENT, AND TERMINATION

    6.1 DURATION OF THE PLAN. The Plan shall commence on the Effective Date, as described in Section 1.1 hereof, and shall remain in effect until terminated by the Board.

    6.2 AMENDMENT AND TERMINATION. The Board, in its sole discretion, may modify or amend any or all of the provisions of the Plan at any time and, without notice, may suspend or terminate it entirely. However, no such modification may, without the consent of the Participant, reduce the right of a Participant to a payment or distribution to which the Participant is entitled by reason of an outstanding award allocation.


SECTION 7.  SUCCESSORS

     7.1 OBLIGATIONS. All obligations of Abbott under the Plan with respect to awards granted hereunder shall be binding on any successor to Abbott, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of Abbott.